Exhibit 99.1

NEWS RELEASE for May 10, 2007

Contact:	Allen & Caron Inc	Lee Kim
	Jill Bertotti (investors)	Chief Financial Officer
	jill@allencaron.com	Netlist, Inc.
	Len Hall (media)	(949) 435-0025
len@allencaron.com
(949) 474-4300

NETLIST REPORTS 2007 FIRST QUARTER RESULTS

IRVINE, CA (May 10, 2007) .. . . Netlist, Inc. (Nasdaq: NLST) today reported financial results for the quarter ended March 31, 2007.  These results are in line with the preliminary results that were announced April 16.

Revenues for the 2007 first quarter were $37.5 million compared with $26.0 million in the first quarter ended April 1, 2006, and gross margin for the quarter was 14.5 percent, up from 9.8 percent in the corresponding prior-year period.  Net income for the 2007 first quarter was $631,000, or $0.03 per diluted share, compared to a net loss of $242,000, or a $0.02 loss per diluted share, in the corresponding prior-year period.  Fully diluted weighted-average shares outstanding for this year’s first quarter were 21,425,000, compared with 10,753,000 in the corresponding prior-year period.  The increase was due to the Company’s initial public offering (IPO).  These results include stock-based compensation expense of $328,000 in the first quarter of 2007 and $73,000 in the first quarter of 2006.

Chief Executive Officer Chuck Hong said that the Company is pushing forward with its principal strategic focus of developing high-performance memory subsystems that offer a superior value proposition to its OEM customers and targeting new application markets.

“While it is difficult to predict the precise duration of the market conditions and customer ordering patterns that impacted the Company in the first quarter,” he said, “we are well positioned to push forward with numerous programs that will bring high-end memory subsystem products to market in the second half of 2007.”

As of March 31, 2007, cash, cash equivalents and investments in marketable securities were $34.7 million, total assets were $73.6 million, working capital was $40.2 million, total long-term debt was $1.0 million, and stockholders’ equity was $51.2 million.

Conference Call Information

Because management hosted a conference call following the announcement of Company’s preliminary first quarter results on April 16, Netlist will not be conducting a conference call today.

About Netlist, Inc.

Netlist designs and manufactures high-performance memory subsystems for the server and high- performance computing and communications markets. The Company’s memory subsystems are developed for applications in which high speed, high-capacity memory, functionality, small form factor, and heat dissipation are key requirements. These applications include tower servers, rack-mounted servers, blade servers, high performance computing clusters, engineering workstations, and telecommunication switches. Netlist maintains its headquarters and manufacturing facilities in Irvine, California, and is developing additional manufacturing capacity in the People’s Republic of China.

Safe Harbor Statement

This news release contains forward-looking statements regarding future events and the future performance of Netlist, including future opportunities and growth for the company’s business. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expected or projected. These risks and uncertainties include, but are not limited to, the rapidly-changing nature of technology; volatility in the pricing of DRAM ICs; introductions of new products by competitors; changes in end-user demand for technology solutions; our ability to attract and retain skilled personnel; our reliance on suppliers of critical components; evolving industry standards; and the political and regulatory environment in the People’s Republic of China. Other risks and uncertainties are described in the Company’s annual report on Form 10-K, dated February 28, 2007, and other filings with the U.S. Securities and Exchange Commission made by the company from time to time.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES FOLLOW

NETLIST, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended
	March 31, 2007	April 1, 2006
Net sales	$37,538	$26,020
Cost of sales(1)	32,089	23,466
Gross profit	5,449	2,554
Operating expenses:
Research and development(1)	1,067	666
Selling, general and administrative(1)	3,704	1,803
Total operating expenses	4,771	2,469
Operating income	678	85
Other expense:
Interest expense, net of interest income	(48)	(400)
Other income (expense), net	1	(10)
Total other expense, net	(47)	(410)
Income (loss) before provision (benefit) for income taxes	631	(325)
Provision (benefit) for income taxes	—	(83)
Net income (loss)	$631	$(242)

Net income (loss) per common share:
Basic	$0.03	$(0.02)
Diluted	$0.03	$(0.02)
Weighted-average common shares outstanding:
Basic	19,624	10,753
Diluted	21,425	10,753

(1)             Amounts include stock-based compensation expense as follows:

Cost of sales	$64	$7
Research and development	46	11
Selling, general and administrative	218	55

NETLIST, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2007	December 30, 2006
ASSETS
Current assets:
Cash and cash equivalents	$11,694	$30,975
Investments in marketable securities	16,149	5,267
Accounts receivable, net	18,033	23,703
Inventories	13,380	19,473
Deferred taxes	1,100	1,054
Prepaid expenses and other current assets	897	988
Total current assets	61,253	81,460
Property and equipment, net	3,894	3,830
Deferred taxes	932	576
Long-term investments in marketable securities	6,842	1,502
Other assets	636	326
Total assets	$73,557	$87,694
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,491	$11,680
Revolving line of credit	12,026	19,238
Current portion of long-term debt	865	1,033
Current portion of deferred gain on sale and leaseback transaction	118	118
Income taxes payable	108	552
Accrued expenses and other current liabilities	2,459	3,255
Total current liabilities	21,067	35,876
Long-term debt, net of current portion	1,010	1,230
Deferred gain on sale and leaseback transaction, net of current portion	314	344
Total liabilities	22,391	37,450
Commitments and contingencies	—	—
Stockholders’ equity:
Common stock	20	20
Additional paid-in capital	66,998	66,557
Note receivable from stockholder	(1)	(1)
Accumulated deficit	(15,855)	(16,332)
Accumulated other comprehensive income	4	—
Total stockholders’ equity	51,166	50,244
Total liabilities and stockholders’ equity	$73,557	$87,694

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